UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 8)*

Centennial Resource Development, Inc.
(Name of Issuer)

Class A Common Stock
(Title of Class of Securities)

15136A102
(CUSIP Number)

Dianna Rosser Aprile c/o Riverstone Holdings LLC 712 Fifth Avenue, 36th Floor New York, NY 10019 (212) 993-0076
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 11, 2020
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*                 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15136A102

1	Name of Reporting Person Silver Run Sponsor, LLC
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 14,692,233
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 14,692,233
11	Aggregate Amount Beneficially Owned by Each Reporting Person 14,692,233
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.3%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person Silver Run Sponsor Manager, LLC
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 14,692,233
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 14,692,233
11	Aggregate Amount Beneficially Owned by Each Reporting Person 14,692,233
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.3%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person REL US Centennial Holdings, LLC
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971
11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.5%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person REL IP General Partner LP
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971
11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.5%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person REL IP General Partner Limited
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971
11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.5%
14	Type of Reporting Person CO

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Energy Limited Investment Holdings, LP
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971
11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.5%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Holdings II (Cayman) Limited
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971
11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.5%
14	Type of Reporting Person CO

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Non-ECI USRPI AIV, L.P.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 4,700,492
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 4,700,492
11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,700,492
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.7%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Non-ECI USRPI AIV GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 4,700,492
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 4,700,492
11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,700,492
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.7%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Non-ECI Partners GP (Cayman), L.P.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 4,700,492
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 4,700,492
11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,700,492
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.7%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Non-ECI GP Cayman LLC
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 4,700,492
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 4,700,492
11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,700,492
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.7%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Non-ECI GP Ltd.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 4,700,492
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 4,700,492
11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,700,492
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.7%
14	Type of Reporting Person CO

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone VI Centennial QB Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 55,493,633
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 55,493,633
11	Aggregate Amount Beneficially Owned by Each Reporting Person 55,493,633
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 20.0%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Energy Partners VI, L.P.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 55,493,633
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 55,493,633
11	Aggregate Amount Beneficially Owned by Each Reporting Person 55,493,633
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 20.0%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Energy GP VI, LLC
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 55,493,633
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 55,493,633
11	Aggregate Amount Beneficially Owned by Each Reporting Person 55,493,633
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 20.0%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Energy GP VI Corp.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 55,493,633
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 55,493,633
11	Aggregate Amount Beneficially Owned by Each Reporting Person 55,493,633
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 20.0%
14	Type of Reporting Person CO

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Holdings, LLC
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 70,185,866
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 70,185,866
11	Aggregate Amount Beneficially Owned by Each Reporting Person 70,185,866
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 25.3%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone/Gower Mgmt Co Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 85,365,837
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 85,365,837
11	Aggregate Amount Beneficially Owned by Each Reporting Person 85,365,837
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 30.8%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Management Group, L.L.C.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 85,365,837
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 85,365,837
11	Aggregate Amount Beneficially Owned by Each Reporting Person 85,365,837
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 30.8%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person David M. Leuschen
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 90,066,329
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 90,066,329
11	Aggregate Amount Beneficially Owned by Each Reporting Person 90,066,329
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 32.5%
14	Type of Reporting Person IN

CUSIP No. 15136A102

1	Name of Reporting Person Pierre F. Lapeyre
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 90,066,329
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 90,066,329
11	Aggregate Amount Beneficially Owned by Each Reporting Person 90,066,329
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 32.5%
14	Type of Reporting Person IN

Explanatory Note

This Amendment No. 8 to Schedule 13D (this “Amendment No. 8”) amends and supplements the Statement on Schedule 13D filed with the United States Securities and Exchange Commission on October 21, 2016 (as amended to date, the “Statement”), relating to the Class A Common Stock (the “Class A Common Stock”) of Centennial Resource Development, Inc. (formerly known as Silver Run Acquisition Corporation) (the “Issuer”).  Capitalized terms used herein without definition shall have the meaning set forth in the Statement.

Item 3.                                 Source and Amount of Funds or Other Consideration.

Item 3 of the Schedule 13D is hereby amended by inserting the following information at the end of Item 3:

On May 11 through May 13, 2020, Riverstone Non-ECI and Riverstone QB Holdings purchased an aggregate 5,108,059 shares of Class A Common Stock of the Issuer through open market purchases.  The purchases were funded from the general working capital of the Reporting Persons.

Item 4.                                 Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended by inserting the following information at the end of Item 4:

The Reporting Persons acquired the securities described in this Amendment No. 8 for investment purposes and they intend to review their investments in the Issuer on a continuing basis.  In addition to the Class A Common Stock acquisitions reported in this Amendment No. 8, affiliates of the Reporting Persons acquired an aggregate $100.7 million of the Issuer’s 5.375% Senior Notes due 2026 and $111.9 million of the Issuer’s 6.875% Senior Notes in open market purchases in April and May of 2020.  The Reporting Persons may in the future acquire additional securities of the Issuer, including equity and debt securities, or retain or sell all or a portion of the securities then held, in the open market or in privately negotiated transactions.

Item 5.   Interest in Securities of the Issuer.

Item 5(a) — (b) of the Schedule 13D is hereby amended and restated as follows:

The following sets forth, as of the date hereof, the aggregate number of shares of Class A Common Stock and percentage of Class A Common Stock beneficially owned by each of the Reporting Persons, as well as the number of shares of Class A Common Stock as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition of, as of the date hereof, based on 277,082,141 shares of Class A Common Stock outstanding as of April 30, 2020, and assumes the exercise of all warrants to purchase Class A Common Stock beneficially owned by the Reporting Persons.

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or direct the vote	Shared powerto vote or direct the vote	Sole power to dispose or direct the disposition	Shared power to dispose or direct the disposition
Silver Run Sponsor, LLC	14,692,233	5.3%	0	14,692,233	0	14,692,233
Silver Run Sponsor Manager, LLC	14,692,233	5.3%	0	14,692,233	0	14,692,233
REL US Centennial Holdings, LLC	15,179,971	5.5%	0	15,179,971	0	15,179,971
REL IP General Partner LP	15,179,971	5.5%	0	15,179,971	0	15,179,971
REL IP General Partner Limited	15,179,971	5.5%	0	15,179,971	0	15,179,971
Riverstone Energy Limited Investment Holdings, LP	15,179,971	5.5%	0	15,179,971	0	15,179,971
Riverstone Holdings II (Cayman) Ltd.	15,179,971	5.5%	0	15,179,971	0	15,179,971
Riverstone Non-ECI USRPI AIV, L.P.	4,700,492	1.7%	0	4,700,492	0	4,700,492
Riverstone Non-ECI USRPI AIV GP, L.L.C.	4,700,492	1.7%	0	4,700,492	0	4,700,492
Riverstone Non-ECI Partners GP (Cayman), L.P.	4,700,492	1.7%	0	4,700,492	0	4,700,492
Riverstone Non-ECI GP Cayman LLC	4,700,492	1.7%	0	4,700,492	0	4,700,492
Riverstone Non-ECI GP Ltd.	4,700,492	1.7%	0	4,700,492	0	4,700,492
Riverstone VI Centennial QB Holdings, L.P.	55,493,633	20.0%	0	55,493,633	0	55,493,633

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or direct the vote	Shared powerto vote or direct the vote	Sole power to dispose or direct the disposition	Shared power to dispose or direct the disposition
Riverstone Energy Partners VI, L.P.	55,493,633	20.0%	0	55,493,633	0	55,493,633
Riverstone Energy GP VI, LLC	55,493,633	20.0%	0	55,493,633	0	55,493,633
Riverstone Energy GP VI Corp.	55,493,633	20.0%	0	55,493,633	0	55,493,633
Riverstone Holdings LLC	70,185,866	25.3%	0	70,185,866	0	70,185,866
Riverstone/Gower Mgmt Co Holdings, L.P.	85,365,837	30.8%	0	85,365,837	0	85,365,837
Riverstone Management Group, L.L.C.	85,365,837	30.8%	0	85,365,837	0	85,365,837
David M. Leuschen	90,066,329	32.5%	0	90,066,329	0	90,066,329
Pierre F. Lapeyre Jr.	90,066,329	32.5%	0	90,066,329	0	90,066,329

Silver Run Sponsor is the record holder of 7,865,731 shares of Class A Common Stock and warrants to purchase an additional 6,826,502 shares of Class A Common Stock that are exercisable at any time.  REL US is the record holder of 15,179,971 shares of Class A Common Stock.  Riverstone Non-ECI is the record holder of 4,700,492 shares of Class A Common Stock.  Riverstone QB Holdings is the record holder of 55,493,633 shares of Class A Common Stock.

Mr. Leuschen and Mr. Lapeyre are the managing directors of Riverstone Management and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management.  Riverstone Management is the general partner of Riverstone/Gower, which is the sole member of Riverstone Holdings and the sole shareholder of Riverstone Holdings II. Riverstone Holdings is the managing member of Silver Run Manager, which is the managing member of Silver Run Sponsor. As such, each of Silver Run Manager, Riverstone Management, Riverstone/Gower, Riverstone Holdings, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Silver Run Sponsor.  Each such entity or person disclaims beneficial ownership of these securities.

Riverstone Holdings is also the sole shareholder of Riverstone Energy Corp, which is the managing member of Riverstone Energy GP, which is the general partner of Riverstone Energy Partners, which is the general partner of Riverstone QB Holdings.  As such, each of Riverstone Energy Partners, Riverstone Energy GP, Riverstone Energy Corp, Riverstone Holdings, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone QB Holdings.  Each such entity or person disclaims beneficial ownership of these securities.

Riverstone Holdings II is the general partner of Riverstone Investment, which is the sole shareholder of REL IP GP, which is the general partner of REL IP, which is the managing member of REL US.  As such, each of REL IP, REL IP GP, Riverstone Holdings II, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by REL US.  Each such entity or person disclaims beneficial ownership of these securities.

Non-ECI GP Ltd. is the sole member of Non-ECI Cayman GP, which is the general partner of Non-ECI Cayman, which is the sole member of Riverstone Non-ECI GP, which is the general partner of Riverstone Non-ECI.  Non-ECI GP Ltd. is managed by Mr. Leuschen and Mr. Lapeyre, who have or share voting and investment discretion with respect to the securities held of record by Riverstone Non-ECI.  As such, each of Riverstone Non-ECI GP, Non-ECI Cayman, Non-ECI Cayman GP, Non-ECI GP Ltd., Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone Non-ECI.  Each such entity or person disclaims beneficial ownership of these securities.

Item 5(c) of the Schedule 13D is hereby amended by inserting the following information at the end of Item 5(c):

Schedule B sets forth transactions in the Class A Common Stock which were effected during the prior sixty days, all of which were effected for cash on the New York Stock Exchange through a broker-dealer, JPMorgan Securities LLC.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 13, 2020

Silver Run Sponsor, LLC

By:	Silver Run Sponsor Manager, LLC, its managing member

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Silver Run Sponsor Manager, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

REL US Centennial Holdings, LLC

By:	REL IP General Partner LP, its managing member
By:	REL IP General Partner Limited, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

REL IP General Partner LP

By:	REL IP General Partner Limited, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

REL IP General Partner Limited

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

[Centennial Resource Development, Inc. — Schedule 13D/A]

Riverstone Energy Limited Investment Holdings, LP

By:	Riverstone Holdings II (Cayman) Ltd., its general partner

By:	/s/ David M. Leuschen
Name:	David M. Leuschen
Title:	Director

Riverstone Holdings II (Cayman) Ltd.

By:	/s/ David M. Leuschen
Name:	David M. Leuschen
Title:	Director

Riverstone Non-ECI USRPI AIV, L.P.

By:	Riverstone Non-ECI USRPI AIV GP, L.L.C., its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Non-ECI USRPI AIV GP, L.L.C.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Non-ECI Partners GP (Cayman), L.P.

By:	Riverstone Non-ECI GP Cayman LLC, its general partner
By:	Riverstone Non-ECI GP Ltd., its sole member

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

Riverstone Non-ECI GP Cayman LLC

By:	Riverstone Non-ECI GP Ltd., its sole member

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

[Centennial Resource Development, Inc. — Schedule 13D/A]

Riverstone Non-ECI GP Ltd.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

Riverstone VI Centennial QB Holdings, L.P.

By:	Riverstone Energy Partners VI, L.P., its general partner
By:	Riverstone Energy GP VI, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy Partners VI, L.P.

By:	Riverstone Energy GP VI, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy GP VI, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy GP VI Corp

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Vice President

Riverstone Holdings LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Authorized Person

Riverstone/Gower Mgmt Co Holdings, L.P.

By:	Riverstone Management Group, L.L.C., its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Manager

[Centennial Resource Development, Inc. — Schedule 13D/A]

Riverstone Management Group, L.L.C.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Manager

/s/ David M. Leuschen
David M. Leuschen

/s/ Pierre F. Lapeyre
Pierre F. Lapeyre, Jr.

[Centennial Resource Development, Inc. — Schedule 13D/A]

Schedule B

Trade Date	Buy (B) / Sell (S)	Quantity	Price ($)
05/11/2020	B	200	0.8099
05/11/2020	B	100	0.8100
05/11/2020	B	10	0.8145
05/11/2020	B	3,000	0.8153
05/11/2020	B	5,000	0.8170
05/11/2020	B	63	0.8350
05/11/2020	B	2,500	0.8398
05/11/2020	B	1,500	0.8477
05/11/2020	B	7,500	0.8492
05/11/2020	B	6,251	0.8499
05/11/2020	B	41,223	0.8500
05/11/2020	B	9,572	0.8538
05/11/2020	B	12,400	0.8539
05/11/2020	B	1,200	0.8540
05/11/2020	B	15,300	0.8551
05/11/2020	B	5,900	0.8552
05/11/2020	B	3,400	0.8553
05/11/2020	B	4,600	0.8554
05/11/2020	B	2,100	0.8555
05/11/2020	B	2,100	0.8556
05/11/2020	B	2,400	0.8557
05/11/2020	B	1,100	0.8559
05/11/2020	B	1,700	0.8564
05/11/2020	B	300	0.8565
05/11/2020	B	300	0.8569
05/11/2020	B	700	0.8570
05/11/2020	B	100	0.8574
05/11/2020	B	12,700	0.8583
05/11/2020	B	19,600	0.8584
05/11/2020	B	200	0.8592
05/11/2020	B	3,200	0.8593
05/11/2020	B	600	0.8595
05/11/2020	B	8,600	0.8596
05/11/2020	B	15,400	0.8597
05/11/2020	B	10,500	0.8598
05/11/2020	B	25,500	0.8599
05/11/2020	B	83,600	0.8600
05/11/2020	B	26	0.8607
05/11/2020	B	2,900	0.8620
05/11/2020	B	2,100	0.8628
05/11/2020	B	900	0.8630
05/11/2020	B	10,000	0.8631
05/11/2020	B	5,400	0.8632
05/11/2020	B	4,000	0.8633
05/11/2020	B	4,000	0.8634
05/11/2020	B	3,000	0.8635
05/11/2020	B	2,300	0.8636
05/11/2020	B	2,300	0.8637
05/11/2020	B	1,100	0.8638
05/11/2020	B	3,900	0.8642
05/11/2020	B	3,929	0.8643

[Centennial Resource Development, Inc. — Schedule 13D/A]

05/11/2020	B	3,300	0.8646
05/11/2020	B	4,300	0.8647
05/11/2020	B	13,500	0.8648
05/11/2020	B	13,800	0.8649
05/11/2020	B	8,100	0.8650
05/11/2020	B	1,400	0.8651
05/11/2020	B	634	0.8653
05/11/2020	B	12,600	0.8654
05/11/2020	B	7,000	0.8655
05/11/2020	B	2,100	0.8656
05/11/2020	B	10,600	0.8657
05/11/2020	B	8,600	0.8658
05/11/2020	B	8,120	0.8659
05/11/2020	B	17,000	0.8660
05/11/2020	B	1,300	0.8661
05/11/2020	B	5,900	0.8662
05/11/2020	B	3,200	0.8663
05/11/2020	B	6,595	0.8664
05/11/2020	B	900	0.8665
05/11/2020	B	5,700	0.8666
05/11/2020	B	100	0.8668
05/11/2020	B	3,100	0.8669
05/11/2020	B	1,000	0.8670
05/11/2020	B	12,900	0.8671
05/11/2020	B	16,600	0.8672
05/11/2020	B	12,200	0.8673
05/11/2020	B	16,362	0.8674
05/11/2020	B	10,461	0.8675
05/11/2020	B	3,400	0.8676
05/11/2020	B	1,200	0.8677
05/11/2020	B	10,748	0.8678
05/11/2020	B	25,200	0.8679
05/11/2020	B	13,712	0.8680
05/11/2020	B	13,101	0.8681
05/11/2020	B	13,100	0.8682
05/11/2020	B	16,400	0.8683
05/11/2020	B	95,000	0.8684
05/11/2020	B	23,955	0.8685
05/11/2020	B	14,700	0.8686
05/11/2020	B	10,777	0.8687
05/11/2020	B	16,900	0.8688
05/11/2020	B	24,269	0.8689
05/11/2020	B	21,204	0.8690
05/11/2020	B	14,500	0.8691
05/11/2020	B	15,100	0.8692
05/11/2020	B	14,800	0.8693
05/11/2020	B	22,900	0.8694
05/11/2020	B	17,700	0.8695
05/11/2020	B	27,900	0.8696
05/11/2020	B	24,700	0.8697
05/11/2020	B	72,200	0.8698
05/11/2020	B	128,921	0.8699
05/11/2020	B	357,929	0.8700
05/11/2020	B	1,800	0.8701
05/11/2020	B	700	0.8710
05/11/2020	B	4,100	0.8717

[Centennial Resource Development, Inc. — Schedule 13D/A]

05/11/2020	B	5,000	0.8718
05/11/2020	B	10,500	0.8719
05/11/2020	B	7,500	0.8720
05/11/2020	B	10,600	0.8721
05/11/2020	B	16,956	0.8722
05/11/2020	B	10,600	0.8723
05/11/2020	B	1,300	0.8724
05/11/2020	B	200	0.8725
05/11/2020	B	666	0.8740
05/11/2020	B	1,400	0.8745
05/11/2020	B	2,100	0.8750
05/11/2020	B	2,614	0.8759
05/11/2020	B	32,130	0.8760
05/11/2020	B	15,000	0.8761
05/11/2020	B	9,555	0.8762
05/11/2020	B	5,700	0.8763
05/11/2020	B	10,700	0.8764
05/11/2020	B	22,900	0.8765
05/11/2020	B	16,100	0.8766
05/11/2020	B	10,400	0.8767
05/11/2020	B	1,300	0.8768
05/11/2020	B	500	0.8769
05/11/2020	B	3,300	0.8770
05/11/2020	B	6,543	0.8772
05/11/2020	B	9,600	0.8773
05/11/2020	B	16,400	0.8774
05/11/2020	B	100	0.8775
05/11/2020	B	600	0.8776
05/11/2020	B	2,800	0.8780
05/11/2020	B	12,300	0.8799
05/11/2020	B	7,500	0.8800
05/11/2020	B	1,900	0.8803
05/11/2020	B	5	0.8816
05/11/2020	B	100	0.8823
05/11/2020	B	4,395	0.8824
05/11/2020	B	12,200	0.8850
05/11/2020	B	200	0.8851
05/11/2020	B	1,425	0.8865
05/11/2020	B	1,400	0.8890
05/11/2020	B	10,400	0.8899
05/11/2020	B	7,073	0.8900
05/11/2020	B	1,099	0.8923
05/11/2020	B	400	0.8948
05/11/2020	B	100	0.8957
05/11/2020	B	1,220	0.9010
05/11/2020	B	3,200	0.9034
05/11/2020	B	4,900	0.9035
05/11/2020	B	6,100	0.9036
05/11/2020	B	100	0.9044
05/11/2020	B	2,400	0.9046
05/11/2020	B	744	0.9050
05/11/2020	B	4,200	0.9054
05/11/2020	B	7,600	0.9059
05/11/2020	B	92	0.9060
05/11/2020	B	3,700	0.9064
05/11/2020	B	8,900	0.9065

[Centennial Resource Development, Inc. — Schedule 13D/A]

05/11/2020	B	14,700	0.9066
05/11/2020	B	1,000	0.9069
05/11/2020	B	1,100	0.9075
05/11/2020	B	2,700	0.9082
05/11/2020	B	7,300	0.9094
05/11/2020	B	2,900	0.9095
05/11/2020	B	5,400	0.9096
05/11/2020	B	16,830	0.9097
05/11/2020	B	7,700	0.9098
05/11/2020	B	11,200	0.9099
05/11/2020	B	15,400	0.9100
05/11/2020	B	500	0.9104
05/11/2020	B	14,300	0.9105
05/11/2020	B	4,479	0.9117
05/11/2020	B	11,400	0.9118
05/11/2020	B	5,100	0.9120
05/11/2020	B	7,200	0.9122
05/11/2020	B	1,300	0.9123
05/11/2020	B	4,500	0.9124
05/11/2020	B	4,688	0.9125
05/11/2020	B	600	0.9126
05/11/2020	B	300	0.9128
05/11/2020	B	100	0.9129
05/11/2020	B	3,900	0.9130
05/11/2020	B	9,400	0.9131
05/11/2020	B	4,400	0.9132
05/11/2020	B	9,500	0.9133
05/11/2020	B	11,000	0.9134
05/11/2020	B	1,200	0.9135
05/11/2020	B	7,900	0.9136
05/11/2020	B	2,800	0.9138
05/11/2020	B	4,500	0.9140
05/11/2020	B	8,900	0.9142
05/11/2020	B	7,300	0.9144
05/11/2020	B	800	0.9148
05/11/2020	B	2,400	0.9149
05/11/2020	B	9,000	0.9150
05/11/2020	B	23,766	0.9153
05/11/2020	B	1,500	0.9155
05/11/2020	B	5,900	0.9158
05/11/2020	B	8,005	0.9160
05/11/2020	B	1,200	0.9161
05/11/2020	B	495	0.9162
05/11/2020	B	1,300	0.9165
05/11/2020	B	3,000	0.9166
05/11/2020	B	8,200	0.9168
05/11/2020	B	1,265	0.9169
05/11/2020	B	29,700	0.9170
05/11/2020	B	3,300	0.9171
05/11/2020	B	12,600	0.9172
05/11/2020	B	10,800	0.9173
05/11/2020	B	7,283	0.9174
05/11/2020	B	5,000	0.9175
05/11/2020	B	4,376	0.9176
05/11/2020	B	8,900	0.9177
05/11/2020	B	15,000	0.9178

[Centennial Resource Development, Inc. — Schedule 13D/A]

05/11/2020	B	18,100	0.9179
05/11/2020	B	56,800	0.9180
05/11/2020	B	28,900	0.9181
05/11/2020	B	20,900	0.9182
05/11/2020	B	9,700	0.9183
05/11/2020	B	4,700	0.9184
05/11/2020	B	4,700	0.9185
05/11/2020	B	13,300	0.9186
05/11/2020	B	17,800	0.9187
05/11/2020	B	16,200	0.9188
05/11/2020	B	7,400	0.9189
05/11/2020	B	51,192	0.9190
05/11/2020	B	200	0.9191
05/11/2020	B	27,000	0.9191
05/11/2020	B	24,248	0.9192
05/11/2020	B	7,000	0.9193
05/11/2020	B	14,472	0.9194
05/11/2020	B	6,700	0.9195
05/11/2020	B	16,101	0.9196
05/11/2020	B	6,310	0.9197
05/11/2020	B	71,300	0.9198
05/11/2020	B	59,651	0.9199
05/11/2020	B	238,786	0.9200
05/12/2020	B	99	0.8884
05/12/2020	B	1,401	0.8896
05/12/2020	B	500	0.8970
05/12/2020	B	1,400	0.9002
05/12/2020	B	500	0.9004
05/12/2020	B	2,600	0.9007
05/12/2020	B	1,000	0.9008
05/12/2020	B	100	0.9098
05/12/2020	B	2,100	0.9099
05/12/2020	B	1,200	0.9170
05/12/2020	B	169,285	0.9175
05/12/2020	B	10,100	0.9176
05/12/2020	B	100	0.9177
05/12/2020	B	18,300	0.9179
05/12/2020	B	18,300	0.9180
05/12/2020	B	1,000	0.9184
05/12/2020	B	2,000	0.9186
05/12/2020	B	5,100	0.9195
05/12/2020	B	9,600	0.9198
05/12/2020	B	6,000	0.9199
05/12/2020	B	500	0.9243
05/12/2020	B	1,164	0.9300
05/12/2020	B	5,900	0.9340
05/12/2020	B	2,100	0.9349
05/12/2020	B	2,800	0.9354
05/12/2020	B	4,900	0.9356
05/12/2020	B	2,100	0.9357
05/12/2020	B	3,500	0.9358
05/12/2020	B	9,101	0.9359
05/12/2020	B	3,500	0.9360
05/12/2020	B	6,600	0.9361
05/12/2020	B	2,500	0.9362
05/12/2020	B	1,900	0.9363

[Centennial Resource Development, Inc. — Schedule 13D/A]

05/12/2020	B	3,800	0.9364
05/12/2020	B	4,900	0.9365
05/12/2020	B	2,500	0.9366
05/12/2020	B	1,800	0.9367
05/12/2020	B	4,700	0.9368
05/12/2020	B	3,400	0.9369
05/12/2020	B	3,200	0.9370
05/12/2020	B	1,900	0.9371
05/12/2020	B	1,900	0.9374
05/12/2020	B	2,400	0.9378
05/12/2020	B	1,100	0.9379
05/12/2020	B	10,043	0.9387
05/12/2020	B	53,722	0.9388
05/12/2020	B	1,750	0.9389
05/12/2020	B	1,300	0.9393
05/12/2020	B	1,200	0.9394
05/12/2020	B	7,700	0.9395
05/12/2020	B	7,300	0.9396
05/12/2020	B	300	0.9397
05/12/2020	B	4,400	0.9398
05/12/2020	B	15,000	0.9399
05/12/2020	B	57,271	0.9400
05/12/2020	B	1,300	0.9401
05/12/2020	B	400	0.9405
05/12/2020	B	200	0.9406
05/12/2020	B	500	0.9407
05/12/2020	B	100	0.9410
05/12/2020	B	100	0.9414
05/12/2020	B	1,400	0.9415
05/12/2020	B	1,100	0.9416
05/12/2020	B	500	0.9417
05/12/2020	B	1,400	0.9418
05/12/2020	B	1,820	0.9419
05/12/2020	B	100	0.9420
05/12/2020	B	100	0.9421
05/12/2020	B	600	0.9425
05/12/2020	B	600	0.9426
05/12/2020	B	600	0.9427
05/12/2020	B	700	0.9428
05/12/2020	B	600	0.9429
05/12/2020	B	2,800	0.9430
05/12/2020	B	600	0.9431
05/12/2020	B	500	0.9432
05/12/2020	B	600	0.9433
05/12/2020	B	600	0.9434
05/12/2020	B	600	0.9435
05/12/2020	B	600	0.9436
05/12/2020	B	600	0.9437
05/12/2020	B	600	0.9438
05/12/2020	B	600	0.9439
05/12/2020	B	600	0.9440
05/12/2020	B	600	0.9441
05/12/2020	B	600	0.9442
05/12/2020	B	600	0.9443
05/12/2020	B	600	0.9444
05/12/2020	B	600	0.9445

[Centennial Resource Development, Inc. — Schedule 13D/A]

05/12/2020	B	1,800	0.9446
05/12/2020	B	1,800	0.9447
05/12/2020	B	1,200	0.9448
05/12/2020	B	600	0.9449
05/12/2020	B	2,000	0.9450
05/12/2020	B	800	0.9451
05/12/2020	B	700	0.9452
05/12/2020	B	4,100	0.9453
05/12/2020	B	1,900	0.9454
05/12/2020	B	3,600	0.9455
05/12/2020	B	6,620	0.9456
05/12/2020	B	800	0.9457
05/12/2020	B	1,700	0.9458
05/12/2020	B	2,300	0.9459
05/12/2020	B	4,000	0.9460
05/12/2020	B	2,300	0.9461
05/12/2020	B	4,000	0.9462
05/12/2020	B	5,500	0.9463
05/12/2020	B	2,200	0.9464
05/12/2020	B	3,300	0.9465
05/12/2020	B	3,400	0.9466
05/12/2020	B	700	0.9467
05/12/2020	B	2,400	0.9468
05/12/2020	B	2,400	0.9469
05/12/2020	B	3,400	0.9470
05/12/2020	B	4,400	0.9471
05/12/2020	B	14,600	0.9472
05/12/2020	B	25,500	0.9473
05/12/2020	B	6,500	0.9474
05/12/2020	B	6,900	0.9475
05/12/2020	B	6,722	0.9476
05/12/2020	B	9,378	0.9477
05/12/2020	B	6,000	0.9478
05/12/2020	B	8,603	0.9479
05/12/2020	B	17,800	0.9480
05/12/2020	B	10,877	0.9481
05/12/2020	B	6,800	0.9482
05/12/2020	B	19,900	0.9483
05/12/2020	B	7,800	0.9484
05/12/2020	B	8,600	0.9485
05/12/2020	B	16,065	0.9486
05/12/2020	B	11,600	0.9487
05/12/2020	B	11,900	0.9488
05/12/2020	B	5,300	0.9489
05/12/2020	B	13,750	0.9490
05/12/2020	B	6,200	0.9491
05/12/2020	B	8,401	0.9492
05/12/2020	B	10,500	0.9493
05/12/2020	B	9,500	0.9494
05/12/2020	B	15,000	0.9495
05/12/2020	B	17,400	0.9496
05/12/2020	B	16,204	0.9497
05/12/2020	B	24,100	0.9498
05/12/2020	B	23,954	0.9499
05/12/2020	B	160,128	0.9500

[Centennial Resource Development, Inc. — Schedule 13D/A]

05/13/2020	B	1,100	0.7836
05/13/2020	B	2,400	0.7837
05/13/2020	B	1,100	0.7848
05/13/2020	B	5,800	0.7849
05/13/2020	B	3,300	0.7850
05/13/2020	B	400	0.7867
05/13/2020	B	1,190	0.7892
05/13/2020	B	11,503	0.7899
05/13/2020	B	14,350	0.7900
05/13/2020	B	100	0.7901
05/13/2020	B	17,200	0.7901
05/13/2020	B	800	0.7902
05/13/2020	B	5,100	0.7903
05/13/2020	B	4,400	0.7904
05/13/2020	B	10,600	0.7905
05/13/2020	B	800	0.7906
05/13/2020	B	300	0.7911
05/13/2020	B	700	0.7912
05/13/2020	B	3,100	0.7913
05/13/2020	B	3,200	0.7914
05/13/2020	B	300	0.7917
05/13/2020	B	4,600	0.7918
05/13/2020	B	1,300	0.7920
05/13/2020	B	4,101	0.7921
05/13/2020	B	1,300	0.7922
05/13/2020	B	4,300	0.7923
05/13/2020	B	2,100	0.7924
05/13/2020	B	900	0.7929
05/13/2020	B	2,400	0.7930
05/13/2020	B	200	0.7934
05/13/2020	B	1,600	0.7940
05/13/2020	B	10,960	0.7942
05/13/2020	B	6,800	0.7943
05/13/2020	B	3,600	0.7944
05/13/2020	B	5,200	0.7945
05/13/2020	B	5,200	0.7946
05/13/2020	B	100	0.7959
05/13/2020	B	800	0.7962
05/13/2020	B	120	0.7963
05/13/2020	B	1,080	0.7965
05/13/2020	B	1,700	0.7968
05/13/2020	B	6,000	0.7969
05/13/2020	B	9,900	0.7970
05/13/2020	B	1,800	0.7971
05/13/2020	B	1,000	0.7972
05/13/2020	B	3,000	0.7973
05/13/2020	B	2,300	0.7976
05/13/2020	B	1,100	0.7977
05/13/2020	B	9,400	0.7978
05/13/2020	B	9,400	0.7979
05/13/2020	B	4,200	0.7980
05/13/2020	B	300	0.7982
05/13/2020	B	300	0.7987
05/13/2020	B	5,310	0.7988

[Centennial Resource Development, Inc. — Schedule 13D/A]

05/13/2020	B	100	0.7993
05/13/2020	B	1,600	0.7998
05/13/2020	B	800	0.7999
05/13/2020	B	534	0.8002
05/13/2020	B	299	0.8003
05/13/2020	B	8,301	0.8003
05/13/2020	B	2,800	0.8022
05/13/2020	B	9,700	0.8023
05/13/2020	B	8,600	0.8024
05/13/2020	B	2,700	0.8025
05/13/2020	B	17,300	0.8026
05/13/2020	B	22,800	0.8027
05/13/2020	B	900	0.8031
05/13/2020	B	400	0.8037
05/13/2020	B	1,400	0.8038
05/13/2020	B	6,900	0.8039
05/13/2020	B	6,600	0.8040
05/13/2020	B	700	0.8041
05/13/2020	B	1,200	0.8046
05/13/2020	B	3,500	0.8047
05/13/2020	B	5,800	0.8049
05/13/2020	B	3,300	0.8050
05/13/2020	B	4,200	0.8051
05/13/2020	B	12,600	0.8052
05/13/2020	B	8,200	0.8053
05/13/2020	B	5,600	0.8054
05/13/2020	B	800	0.8057
05/13/2020	B	100	0.8061
05/13/2020	B	10,100	0.8062
05/13/2020	B	1,300	0.8063
05/13/2020	B	3,700	0.8064
05/13/2020	B	3,300	0.8065
05/13/2020	B	1,700	0.8066
05/13/2020	B	2,100	0.8067
05/13/2020	B	4,200	0.8068
05/13/2020	B	14,632	0.8069
05/13/2020	B	200	0.8070
05/13/2020	B	37,600	0.8070
05/13/2020	B	1,200	0.8071
05/13/2020	B	29,000	0.8072
05/13/2020	B	300	0.8073
05/13/2020	B	24,400	0.8073
05/13/2020	B	400	0.8083
05/13/2020	B	1,400	0.8094
05/13/2020	B	21,800	0.8095
05/13/2020	B	400	0.8096
05/13/2020	B	600	0.8099
05/13/2020	B	12,300	0.8100
05/13/2020	B	6,400	0.8101
05/13/2020	B	529	0.8118
05/13/2020	B	100	0.8124
05/13/2020	B	700	0.8138
05/13/2020	B	1,600	0.8139

[Centennial Resource Development, Inc. — Schedule 13D/A]

05/13/2020	B	4,500	0.8140
05/13/2020	B	100	0.8141
05/13/2020	B	15,800	0.8141
05/13/2020	B	9	0.8143
05/13/2020	B	5,500	0.8144
05/13/2020	B	7,600	0.8144
05/13/2020	B	1,300	0.8145
05/13/2020	B	5,900	0.8146
05/13/2020	B	22,152	0.8147
05/13/2020	B	6,134	0.8148
05/13/2020	B	68,274	0.8148
05/13/2020	B	11,200	0.8149
05/13/2020	B	21,750	0.8149
05/13/2020	B	12,700	0.8150
05/13/2020	B	5,300	0.8151
05/13/2020	B	400	0.8152
05/13/2020	B	3,601	0.8154
05/13/2020	B	300	0.8155
05/13/2020	B	12,300	0.8155
05/13/2020	B	400	0.8156
05/13/2020	B	100	0.8157
05/13/2020	B	3,356	0.8173
05/13/2020	B	75	0.8182
05/13/2020	B	100	0.8188
05/13/2020	B	100	0.8190
05/13/2020	B	4,800	0.8191
05/13/2020	B	16,625	0.8192
05/13/2020	B	29,200	0.8193
05/13/2020	B	3,400	0.8195
05/13/2020	B	500	0.8199
05/13/2020	B	1,400	0.8200
05/13/2020	B	100	0.8202
05/13/2020	B	100	0.8216
05/13/2020	B	300	0.8217
05/13/2020	B	1,400	0.8218
05/13/2020	B	97	0.8219
05/13/2020	B	3,700	0.8226
05/13/2020	B	2,000	0.8227
05/13/2020	B	800	0.8230
05/13/2020	B	300	0.8233
05/13/2020	B	900	0.8234
05/13/2020	B	1,050	0.8237
05/13/2020	B	7,500	0.8238
05/13/2020	B	3,100	0.8239
05/13/2020	B	3,600	0.8240
05/13/2020	B	7,700	0.8241
05/13/2020	B	1,700	0.8243
05/13/2020	B	800	0.8248
05/13/2020	B	400	0.8249
05/13/2020	B	7,600	0.8250
05/13/2020	B	600	0.8251
05/13/2020	B	1,700	0.8256

[Centennial Resource Development, Inc. — Schedule 13D/A]

05/13/2020	B	1,500	0.8258
05/13/2020	B	3,600	0.8259
05/13/2020	B	1,400	0.8261
05/13/2020	B	4,600	0.8262
05/13/2020	B	3,700	0.8263
05/13/2020	B	700	0.8270
05/13/2020	B	500	0.8272
05/13/2020	B	1,600	0.8273
05/13/2020	B	4,600	0.8274
05/13/2020	B	2,000	0.8285
05/13/2020	B	5,900	0.8286
05/13/2020	B	700	0.8287
05/13/2020	B	11,600	0.8287
05/13/2020	B	6,200	0.8288
05/13/2020	B	8,600	0.8289
05/13/2020	B	679	0.8290
05/13/2020	B	7,521	0.8290
05/13/2020	B	6,500	0.8291
05/13/2020	B	7,800	0.8292
05/13/2020	B	4,900	0.8293
05/13/2020	B	14,800	0.8294
05/13/2020	B	2,300	0.8296
05/13/2020	B	1,300	0.8298
05/13/2020	B	200	0.8300
05/13/2020	B	400	0.8315
05/13/2020	B	1,000	0.8316
05/13/2020	B	400	0.8323
05/13/2020	B	1,500	0.8334
05/13/2020	B	700	0.8342
05/13/2020	B	1,500	0.8343
05/13/2020	B	4,500	0.8344
05/13/2020	B	1,300	0.8345
05/13/2020	B	3,800	0.8346
05/13/2020	B	800	0.8347
05/13/2020	B	1,800	0.8348
05/13/2020	B	200	0.8349
05/13/2020	B	200	0.8350
05/13/2020	B	2,900	0.8351
05/13/2020	B	200	0.8354
05/13/2020	B	2,800	0.8365
05/13/2020	B	600	0.8369
05/13/2020	B	12,000	0.8370
05/13/2020	B	4,500	0.8371
05/13/2020	B	3,043	0.8372
05/13/2020	B	3,300	0.8373
05/13/2020	B	1,000	0.8375
05/13/2020	B	200	0.8378
05/13/2020	B	8,100	0.8383
05/13/2020	B	17,200	0.8384
05/13/2020	B	9,900	0.8385
05/13/2020	B	200	0.8387
05/13/2020	B	2,100	0.8388

[Centennial Resource Development, Inc. — Schedule 13D/A]